Exhibit 1


                     [Letterhead of Deloitte & Touche LLP]


Independent Accountants' Report on Applying Agreed-Upon Procedures

June 30, 1997

To the Management of Merrill Lynch Municipal ABS, Inc.
World Financial Center
North Tower, 9th Floor
New York, New York 10281


Dear Sirs:

We have performed the procedures requested by you, as described below, with respect to the Merrill Lynch Municipal ABS, Inc. (the "Company") annual report on Form 10-K for the fiscal year ended March 31, 1997 ("Form 10-K"). This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of management of the Company. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose. The procedures that we performed and our findings are summarized as follows:

1. We inquired of the Company that the Trustee prepared and delivered the Statements to Holders of Merrill Lynch Municipal ABS, Inc. Prerefunded Municipal Certificates, Series 1, Series 2, and Series 3 Relating to the Distribution Dates of April 1, 1996 and October 1, 1996, statements (see
      Exhibit 3) setting forth, relating to the distribution dates, on a class by class basis the following information:

      (i) The amount of interest, principal and premium received in connection with the distribution dates.

      (ii) The amount of interest, principal and premium distributed to holders of each class of certificates.

      (iii) The amount of any Trustee's fee payable on the distribution dates.

---------------
Deloitte Touche
Tohmatsu
International
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      (iv)  If the interest payments received by the Trustee with respect to the
            Prerefunded Bonds of an issue are insufficient to make the required interest distributions with respect to the certificates related thereto, the aggregate amount of all interest shortfalls on the distribution dates and the amount of interest shortfall allocated to each certificate class.

      (v) If any loss is incurred with respect to the Prerefunded Bonds, the aggregate amount of all losses on the distribution dates and the allocation of the losses to each certificate class.

      (vi) The aggregate amount of accrued interest remaining unpaid, if any, for each class of certificates and after giving the effect to the distributions made to each class on the distribution dates.

      (vii) The aggregate certificate amount of each class of certificates after giving effect to the distributions made on such distribution dates and to losses allocated on such distribution dates.

      We found no exceptions as a result of these procedures.

2. We proved the arithmetic accuracy of the collection and distribution of payments received on the Prerefunded Bonds in the related Trust during the period ended March 31, 1997 and found no exceptions.

3. We compared the information included in the Statements to Holders of Merrill Lynch Municipal ABS, Inc. delivered to holders of Certificates for the year ended March 31, 1997 to the requirements in the Agreement between the Company and Certificate Holders and found no exceptions.

4. We proved the arithmetic accuracy of the dollar amounts, shown in the Statements to Holders of Merrill Lynch Municipal ABS, Inc. in the Form 10-K and found no exceptions.

5. We inquired of the Secretary whether there were any other significant events or actions taken during or subsequent to March 31, 1997 not reflected in the Form 10-K or the minutes and the agendas of the Company's Board of Directors and committees thereof. We were informed that no such events or actions had occurred.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the specified amounts included in Form 10-K. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

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This report is intended solely for the use of management and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes. We are aware that this report is to be filed with The Securities and Exchange Commission as part of the Form 10-K of Merrill Lynch Municipal ABS, Inc. for the fiscal year ended March 31, 1997 and therefore is a matter of public record.


Yours truly,

/s/ Deloitte & Touche LLP